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                                                                    EXHIBIT 99.4

                     [LETTERHEAD OF GOLDMAN, SACHS & CO. ]

PERSONAL AND CONFIDENTIAL




April 14, 2000


Board of Directors
i2 Technologies, Inc.
11701 Luna Road
Dallas, TX 75234

Re:  Registration Statement (File No. 333-    ) of
     i2 Technologies, Inc.

Gentlemen:

Reference is made to our opinion letter dated March 12, 2000 with respect to the fairness from a financial point of view to i2 Technologies, Inc. ("i2") of the exchange ratio (the "Exchange Ratio") of 1.10 (0.55 as adjusted for the Aspect Development, Inc. ("Aspect") dividend paid on March 13, 2000) shares of common stock, par value $0.00025 per share, of i2 ("i2 Shares") to be paid for each share of common stock, par value $0.001 per share, of Aspect ("Aspect Share"), pursuant to the Agreement and Plan of Reorganization, dated as of March 12, 2000 among i2, Hoya Merger Corp., a direct wholly-owned subsidiary of i2, and Aspect (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of i2 in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that i2 has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of this Joint Proxy Statement/Prospectus", "The Merger" and Appendix D and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,